UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023

OBSEVA SA

(Exact name of registrant as specified in its Charter)

Switzerland	001-37993	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Chemin des Aulx, 12
1228 Plan-les-Ouates
Geneva, Switzerland	1228
(Address of principal executive offices)	(Zip Code)

+ 41 22 552 38 40

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, par value CHF 1/13 per share	OBSV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2023, ObsEva SA (the “Company”) entered into a Payoff and Termination Agreement (the “Payoff Agreement”) with JGB (Cayman) Port Ellen Ltd. (“JGB”), pursuant to which JGB agreed to accept a reduced prepayment premium of (i) $565,614 in cash and (ii) $250,000 in the form of 1,470,588 common shares of the Company (the “Payoff Shares”) as prepayment for that certain Senior Secured Convertible Note issued by the Company to JGB due December 31, 2023, in the aggregate original principal amount of $31,496,063 (the “First Tranche Note”) and that certain Senior Secured Convertible Note issued by the Company to JGB due December 31, 2023, in the aggregate original principal amount of $10,500,000 (the “Second Tranche Note” and together with the First Tranche Note, the “Outstanding Notes”). As of February 23, 2023, $4,681,398 aggregate principal amount of the First Tranche Note and $1,852,988 aggregate principal amount of the Second Tranche Note remained outstanding. The Company completed the transactions contemplated by the Payoff Agreement on February 24, 2023, in full satisfaction of its obligations under the Outstanding Notes and that certain Amended and Restated Securities Purchase Agreement, deemed dated as of October 12, 2021, among the Company and certain funds and accounts managed by JGB Management, Inc. (including JGB).

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On February 23, 2023, the Board of Directors (the “Board”) of the Company approved a reorganization plan, to, among other things, consolidate its operations in Switzerland, where its headquarters are located. The reorganization plan is intended to preserve cash, focus resources towards the development of nolasiban, a novel, oral oxytocin receptor agonist to improve in vitro fertilization success rates, and manage out-licensed programs. As part of the reorganization, the Company reduced its overall workforce by approximately 57%, including downsizing its US-based executive management team. The Company expects to similarly propose a reduced Board at its next Annual General Meeting of Shareholders (the “AGM”).

The Company is beginning the activities with respect to the reorganization plan effective immediately. As a result, the Company expects to incur restructuring charges of approximately $1.2 million attributable to cash payments primarily for notice period payments, including healthcare coverage to employees with respect to eliminated positions and to realize annual savings of approximately $3.5 million. Such restructuring charges are expected to be incurred and recorded in the first quarter of 2023.

The costs and charges described above and timing thereof are preliminary estimates based on the Company’s current expectations and are subject to a number of assumptions and risks, and actual results may differ materially from such estimates. The Company may also incur other charges, costs, future cash expenditures or impairments not currently contemplated due to events that may occur as a result of, or in connection with, the reorganization plan and reduction in workforce.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following the Board’s approval of the reorganization plan, on February 23, 2023, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) of its inability to comply with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) because the bid price of the Company’s common shares has not closed at or above $1.00 per share for a minimum of ten consecutive business days. As previously reported, on September 12, 2022, the Company received notice from the Listing Qualifications Staff of Nasdaq indicating that the Company was not in compliance with the Bid Price Rule and the Company’s securities were subject to delisting unless, among other things, the Company regained compliance by March 13, 2023.

In light of the reorganization plan, the Company expects that Nasdaq will file a delisting application on Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist the Company’s common shares from Nasdaq. Following the effectiveness of such delisting, the Company intends to file with the SEC a Form 15 requesting the deregistration of its common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the suspension of its reporting obligations under Section 13 and Section 15(d) of the Exchange Act, subject to meeting certain conditions to deregistration, including the Company having fewer than 300 record holders of its common shares.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 to the extent required. The Company relied upon the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act with respect to the issuance of the Payoff Shares.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Departures

On February 23, 2023, Annette Clancy, current chair of the Board, Brian O’Callaghan, Stephanie Brown, Anne VanLent and Ed Mathers, each a current member of the Board, notified the Company that they will not stand for re-election as director nominees of the Company at the AGM which is expected to be held later in 2023, and therefore, will no longer serve as directors of the Company or on any committee of the Board, effective as of the AGM. The decisions of the directors not to stand for re-election was in connection with the reorganization and not due to any disagreement with the Company.

Officer Departure and Appointment

As part of the reorganization, on February 24, 2023, the Company announced that Brian O’Callaghan, the Company’s Chief Executive Officer, stepped down from his position effective as of February 23, 2023. Mr. O’Callaghan is succeeded by Will Brown as Interim Chief Executive Officer. In addition to Interim Chief Executive Officer, Mr. Brown continues to serve as the Company’s Chief Financial Officer.

Mr. Brown joined the Company in January 2022 as Chief Financial Officer with extensive experience in capital markets, finance and accounting. From May 2018 to December 2021, Mr. Brown served as Chief Financial Officer of Altimmune, Inc. (NASDAQ: ALT) where he was critical in the company’s transformation and growth through more than $300 million of new equity issuances and a strategic acquisition. Mr. Brown has been a consultant to several private and public companies in a variety of accounting and tax matters both independently and as the managing partner of Redmont CPAs. Prior to his consulting role, he was an audit manager at PricewaterhouseCoopers and a Division Controller at Rheem, a multinational manufacturing company. Mr. Brown earned both his MBA and B.S. from Auburn University at Montgomery.

The selection of Mr. Brown to serve as the Company’s Interim Chief Executive Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Brown and any director or executive officer of the Company. Mr. Brown has not been a party to any transaction with the Company or its subsidiaries of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no such transaction is currently contemplated.

On February 23, 2023, the Company entered into a letter agreement (the “Interim CEO Letter”) with Mr. Brown, governing the terms of his service as the Company’s Interim Chief Executive Officer. Pursuant to the Interim CEO Letter, Mr. Brown is eligible to earn a retention bonus payment of $132,600, less applicable withholdings, subject to continues employment in good standing with the Company through the earlier of (i) the appointment of a successor Chief Executive Officer or (ii) May 31, 2023 (such date, the “Retention Date”). Such retention bonus, if earned, will be paid in a lump sum on the Company’s next regular payroll date following the Retention Date.

Pursuant to the Interim CEO Letter, on February 23, 2023, the Board granted to Mr. Brown an option to purchase 250,000 common shares of the Company at an exercise price equal to $0.169, the closing market price per share of the Company’s common shares on Nasdaq on the date of grant. The option became fully vested and exercisable immediately.

Item 7.01.	Regulation FD Disclosure.

On February 24, 2023, the Company issued a press release regarding the reorganization plan. A copy of the Company’s press release is furnished herewith as Exhibit 99. 1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated February 24, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ObsEva SA

Dated: February 24, 2023	By:	/s/ Will Brown
Will Brown
Interim Chief Executive Officer and Chief Financial Officer